Exhibit 10.6

To:
Berkeley II LLP ("Berkeley")
32 Maple Street
London
W1T 6HB
Gemini Israel III L.P.;
Gemini Partner Investors L.P.; and
Gemini Israel III Parallel Fund L.P. (collectively, "Gemini")

1 August 2012
Dear Sirs
Sale and purchase of the entire issued share capital of Starhome BV
We refer to the share purchase agreement in relation to the sale and purchase of the entire issued share capital of Starhome B.V. (the "Company") to be entered into on or around the date of the letter between (1) Fortissimo Capital Fund II (Israel), L.P., Fortissimo Capital Fund III (Israel), L.P. and Fortissimo Capital Fund III (Cayman), L.P.,, (2) the Company, (3) the shareholders of the Company and (4) the Sellers Representatives (the "Share Purchase Agreement") and in particular to the consideration payable under the Share Purchase Agreement.
Words and expressions used but not defined in this letter shall have the meanings given to them in the Share Purchase Agreement.
In consideration of Berkeley and Gemini entering into the Share Purchase Agreement, we hereby agree and irrevocably undertake to each of Berkeley and Gemini that:

1.
notwithstanding anything to the contrary in the Share Purchase Agreement, the Articles of Association of the Company or any other document, if (a) Berkeley's portion of the Aggregate Purchase Price is less than US$29,500,000 and (b) Gemini's aggregate portion of the Aggregate Purchase Price is less than US$7,375,000 (in each case calculated in respect of the purchase price payable for the Shares and the return to Shareholders of excess cash in the Company but before any deduction to satisfy the Indemnity Escrow Amount and/or any other claims or liabilities under the Share Purchase Agreement) (collectively, the "Minimum Proceeds"), then we shall compensate each of Berkeley and Gemini for such difference (as to each of Berkeley and Gemini, the "Shortfall Amount") pro-rata to the Aggregate Purchase Price amounts set out above and up to a maximum aggregate amount of US$4,500,000 (the “Cap”), payable in accordance with this letter;

2.
we shall, within twenty (20) Business Days after receipt by us of our Seller's Closing Payment pursuant to the Share Purchase Agreement, transfer to Berkeley and Gemini respectively (by electronic transfer for same day value to accounts nominated by each of them in writing) such amount from our Seller's Closing Payment as is necessary to ensure that, after taking into account any sum received directly by Berkeley and Gemini under the Share Purchase Agreement, Berkeley and Gemini each receive their respective Shortfall Amounts (subject to the Cap), less an amount equal to the proportionate increase in Berkeley and Gemini's Indemnity Escrow Amount (the "Proportionate Escrow Amounts") as set forth in paragraph A below;

3.
we shall, within twenty (20) Business Days after receipt of by us of the same, transfer to Berkeley and Gemini respectively (by electronic transfer for same day value to accounts nominated by each of them in writing) any amounts received by us in relation to a release from the Indemnity Escrow Amount of the whole or any part of their respective Proportionate Escrow Amounts;

4.
notwithstanding anything to the contrary in the Share Purchase Agreement, the Articles of Association of the Company or any other document, in the event that the total aggregate proceeds payable under Share Purchase Agreement to Shareholders (including in respect of the purchase price payable for the Shares and the return to shareholders of excess cash in the Company) exceed US$79,722,000, we (in respect of our Class A Shares only) shall participate with Berkeley and Gemini in such excess (collectively, the "Excess Proceeds") on the basis of the formulas set out below:
Berkeley:
A = Y/(X+Y+Z)
Where:
A = the Excess Proceeds to be received by Berkeley, in US$;
X = US$7,375,000;
Y = US$29,500,000; and
Z = US$36,128,000;
Gemini:
B = X/(X+Y+Z)
Where:
B = the Excess Proceeds to be received by Gemini, in US$; and
X, Y and Z have the same value as set out above;
Comverse:
C = Z/(X+Y+Z)
Where:
C = the Excess Proceeds to be received by us, in US$; and
X, Y and Z have the same value as set out above; and

5.
to the extent we receive payments under the Share Purchase Agreement that are required to be shared with Berkeley and Gemini on the basis set out in paragraph 4 above, we shall within twenty (20) Business Days after receipt by us of our Seller's Closing Payment pursuant to the Share Purchase Agreement transfer to Berkeley and Gemini respectively (by electronic transfer for same day value to accounts nominated by each of them in writing) such amount from our Seller's Closing Payment as is necessary to ensure that, after taking into account any sum received directly by Berkeley and Gemini under the Share Purchase Agreement, Berkeley and Gemini each receive their respective Excess Proceeds in full.

In consideration for our agreement to pay to Berkeley and Gemini their respective Shortfall Amounts, Berkeley and Gemini each agree that:

A.
firstly, their respective portions of the Escrow Indemnity Amount shall be increased, and our portion of the Escrow Indemnity Amount shall be decreased, in each case by an amount equal to that percentage of the Shortfall Amount as is equal to the percentage of the Net Purchase Price represented by the Indemnity Escrow Amount, and, secondly, the Pro Rata Share of each of them shall be increased, and our Pro Rata Share shall be decreased, in each case to the extent necessary to reflect their receipt of the Minimum Proceeds and our payment of the Shortfall Amount (subject to the Cap), and the corresponding reduction of our Seller's Closing Payment; and

B.
to the extent Berkeley and Gemini receive payments under the Share Purchase Agreement that are required to be shared with us on the basis set out in paragraph 4 above, (a) such amount shall first be offset against amounts owing to Berkeley and Gemini pursuant to paragraph 2 hereof and (b) to the extent there any amounts remaining after giving effect to such offset, Berkeley and Gemini shall within twenty (20) Business Days after receipt by Berkeley and Gemini of their respective Seller's Closing Payments pursuant to the Share Purchase Agreement transfer to us (by electronic transfer for same day value to accounts nominated by us in writing) such amount from their respective Seller's Closing Payments as is necessary to ensure that, after taking into account any sum received directly by us under the Share Purchase Agreement, we receive our Excess Proceeds in full.
Neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this paragraph shall be null and void, provided, that all or any of the rights of Berkeley and Gemini hereunder may be assigned (A) to any entity which controls, is controlled by or is under common control with such party, or (B) to such party's limited partners, or general partners and to affiliated limited partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner; provided that we may, at any time prior to, on or following the Closing, assign to Comverse, Inc. all of our rights, title and interest in, to and under this letter upon the execution and delivery by Comverse, Inc. of a joinder hereto in the form of Exhibit A hereto, and following such assignment, we shall be fully and finally released from all of our duties, obligations, liabilities and responsibilities under this letter and shall have no liability to Berkeley or Azini with respect to the transactions contemplated hereunder.
This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by and construed in accordance with English law.
Please countersign and return to us the enclosed copy of this letter to acknowledge receipt and signify your acceptance of its terms.
Yours faithfully /s/ Shefali Shah____________
SIGNED as a deed by Shefali Shah,
duly authorised for and on behalf of
COMVERSE HOLDINGS INC. in the presence of:

Witness's signature:	/s/ Evan Borenstein______________
Witness's name (in capitals):	EVAN BORENSTEIN
Witness's address:	c/o Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178

We acknowledge receipt of the letter of which this is a duplicate and confirm our acceptance of and agreement to its terms.
/s/ N.J. Habgood _______________
Duly authorised for and on behalf of
BERKELEY II LLP
N.J. Habgood
Managing Partner
Azini Capital Partners LLP
Acting by Azini 2 LLP (designated member)
acting by N.J. Habgood duly authorized for
and on behalf of Azini Capital Partners its Manager

/s/ Yossi Sela and Omer Regev____
Managing Partner and CFO
Duly authorised for and on behalf of
Gemini Israel III L.P.
Gemini Partner Investors L.P.
Gemini Israel III Parallel Fund L.P

Date: …………………………….